Filed Pursuant to Rule 424(b(2)

Registration File No.: 333-99005

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 30, 2002)

ANWORTH MORTGAGE ASSET CORPORATION

Common Stock

This prospectus supplement relates to sales made in at-the-market transactions for the three months ended March 31, 2003 of an aggregate of 742,940 shares of our common stock. Cantor Fitzgerald & Co. (“Cantor”) acted as placement agent with respect to the sales, pursuant to a Controlled Equity Offering Sales Agreement, dated December 30, 2002, between us and Cantor (the “Sales Agreement”), as described in the accompanying prospectus. The Sales Agreement has been filed as an exhibit to a post-effective amendment to the Registration Statement to which this prospectus supplement relates and is incorporated by reference herein. In connection with these sales, we paid commissions to Cantor as follows:

Gross proceeds to us	$9,278,684
Commission to Cantor Fitzgerald & Co.	$278,365
Net proceeds, before expenses, to us	$9,000,319

You should read carefully this prospectus supplement and the accompanying prospectus, dated December 30, 2002, before you invest. These documents contain information you should consider when making your investment decision. The information included in the Registration Statement on Form S-3, as amended (No. 333-99005), filed with the Securities and Exchange Commission on August 30, 2002, is hereby incorporated by reference into this prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “ANH”. On May 9, 2003, our common stock began trading on the New York Stock Exchange and was de-listed from the American Stock Exchange. On May 15, 2003, the last reported sales price of our common stock on the New York Stock Exchange was $15.03.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus dated December 30, 2002 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 16, 2003.